Exhibit 99.1

Force Pressure Control To Go Public Via Business Combination with Stratim Cloud Acquisition

~ Force’s Proprietary Rental Tools Used By Blue Chip Oil and Gas Operators ~

~ Force Grew Revenues by 87% in 2022 to $163M and Expected to Grow by 25% in 2023 to $205M ~

~ Transaction Provides Force Capital to Expand Presence in Additional Basins ~

~ Closing of the Transaction Requires No Minimum Cash Condition ~

~ Stratim Management to Join Newly Combined Company’s Board of Directors ~

Reno, NV, March 22, 2023 (GLOBE NEWSWIRE) -- Stratim Cloud Acquisition Corp. (“SCAC”) (NASDAQ:SCAQ) a publicly traded special purpose acquisition company (“SPAC”), and Force Pressure Control, LLC (“Force,” or the “Company”), a profitable, vertically integrated provider of services to the oil & gas industry, today announced a definitive business combination agreement (“BCA”). The Company generated estimated revenues in excess of $160 million in 2022, which represented an increase of over 80% versus the prior year, and its audited results (which are due to be released in April) are expected to reflect 2022 EBITDA over $60 million. Force expects strong growth and profitability in 2023. For more information, you are encouraged to review the BCA and Investor Presentation, available on the SEC website at www.sec.gov.

Jacob Startz, CEO of Force stated, “Today marks an incredible milestone for our Company and is the beginning of a true partnership with SCAC. As we embark on our journey towards becoming a public company, we believe SCAC’s vast capital markets expertise will provide critical insights as we execute and scale, increasing our competitive advantages and enabling us to further capture market share through continued expansion.”

Sreekanth Ravi, CEO of SCAC commented, “With the announcement of the binding LOI, our ultimate goal was to further solidify our intended union with Force. Furthermore, we are sensitive to the current SPAC environment, and while the vetting and due diligence process took longer than anticipated, it was imperative to SCAC that we uncovered a target that would benefit from the efficiencies of a SPAC transaction, and more importantly, a merger in the best interest of our shareholders. Force represents an example of what we believe is a successful SPAC transaction whereby a fast growing and profitable company, that has already reached scale, can access the capital markets in an efficient way. We believe we now have that in Force, and Force will benefit from the business combination to continue on its already incredible growth trajectory.”

Investment and Company Highlights

●	Force designs and assembles proprietary equipment which provides superior solutions for Force’s clients and yields high margins, free cash flows and returns on invested capital

●	Multiple revenue streams with strong EBITDA margins derived from Force’s rental tools used during frac and flowback operations for newly drilled and mature wellbores

●	Loyal blue chip customer base, including Conoco Phillips, Devon Energy, BPX, Pioneer Natural Resources, Marathon Oil and many others driven by Force’s full service offering

●	Patented continuous frac solution and innovative new product offering positions Force to further expand its competitive advantages

●	Force delivered its first geothermal well solution in 2022

●	Force is a critical link for ESG in well completions through its ability to deliver a safer, cleaner and faster well completion process

●	Newly combined Company to be led by Force management with SCAC management joining the board of directors

Transaction Overview

The transaction values Force at an enterprise value of $240 million, representing under 4x 2022 estimated EBITDA. As part of the proposed transaction, Force’s existing equity holders and management will retain a minimum of 50% of their equity interests and will receive up to an additional $120 million in cash proceeds or additional equity interests, at the option of such equity holders.

The proposed transaction, assuming no SCAC stockholders exercise their redemption rights and PIPE financing of $120 million, is expected to raise approximately $183 million, resulting in the combined company having approximately $78 million on the balance sheet and no debt following the closing.

Under the scenario outlined above, current Force equity holders are expected to own at least 32.9% of the combined company. SCAC’s public stockholders will own approximately 17.1% and SCAC’s sponsor and related parties will collectively own approximately 17.1%. The remaining shares of the company will be owned by third party financing parties and any existing Force selling stockholders that elect to receive additional equity instead of cash.

The proposed transaction has been structured as an “Up-C” where former Force equity holders will retain their equity interests in Force and will receive non-economic voting shares of the combined company at closing. The combined company will also enter into a customary tax receivables arrangement with the current equity holders of Force, which will provide for the sharing of certain tax benefits as realized by the combined company.

The Board of Directors of SCAC and all of the members and managers of Force have unanimously approved the proposed transaction. The proposed transaction will require the approval of SCAC’s stockholders, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The proposed transaction is expected to close in the second half of 2023.

Advisors

EF Hutton, a division of Benchmark Investments, LLC, and Johnson Rice & Company L.L.C. are acting as capital markets advisors to SCAC. Legal counsel to SCAC is Skadden, Arps, Slate, Meagher & Flom LLP. Legal counsel to Force is Egan Nelson LLP.

About Stratim Cloud Acquisition Corp.

Stratim Cloud Acquisition Corp. (Nasdaq: SCAQU, SCAQ, SCAQW) is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

About Force Pressure Control, LLC

Force Pressure Control is a vertically integrated provider of pressure control related rental tools and services to the energy industry.  The Company, formed in 2019 and originally servicing the Eagle Ford basin in Texas, has expanded its customer base, geographic areas served and equipment rental offerings rapidly over the past several years. It now includes facilities and operations serving the Permian Basin in West Texas and the Haynesville Shale in East Texas and surrounding regions. The Company designs and assembles proprietary equipment that allows operators to bring a well online more quickly, more safely and with consistent quality to improve efficiencies and profits. Force’s equipment rental services are used by customers in oil and natural gas production, as well as in geothermal “clean energy” power generation applications. The company’s website can be found at https://www.forcepsi.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks, uncertainties, and assumptions that are difficult to predict. All statements other than statements of historical fact contained in this release, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. SCAC has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” or “should,” or the negative of these terms or other comparable terminology. The forward-looking statements made herein are based on SCAC’s and Force’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, its limited operating history, competitive factors in Force’s industry and market, and other general economic conditions. The forward-looking statements made herein are based on SCAC’s and Force’s current expectations, assumptions, and projections, which could be incorrect. The forward-looking statements made herein speak only as of the date of this release and SCAC undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. SCAC cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of SCAC, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, SCAC cautions you that the forward-looking statements contained in this press release are subject to the following factors: (i) the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the agreements related thereto; (ii) the outcome of any legal proceedings that may be instituted against SCAC following announcement of the transactions; (iii) the inability to complete the business combination due to the failure to obtain approval of the stockholders of SCAC, or other conditions to closing in the transaction agreement; (iv) the inability of SCAC and Force to complete a PIPE offering in connection with the proposed business combination; (v) the risk that the proposed business combination disrupts Force’s current plans and operations as a result of the announcement of the transactions; (vi) Force’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of Force to grow and manage growth profitably following the business combination; (vii) costs related to the business combination; (viii) changes in applicable laws or regulations; and (viii) the possibility that Force may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described in this press release, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in SCAC’s periodic filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021. SCAC’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of any business combination. This release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed transaction, SCAC will prepare a proxy statement (the “Proxy Statement”) to be filed with the SEC and mailed to its stockholders. SCAC urges its investors and other interested persons to read, when available, the Proxy Statement, as well as other documents filed with the SEC, because these documents will contain important information about the proposed transaction. Investors and security holders will be able to obtain free copies of the Proxy Statement and all other relevant documents filed or that will be filed with the SEC by SCAC through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by SCAC may be obtained free of charge by written request to SCAC at Stratim Cloud Acquisition Corp., 100 West Liberty Street, Suite 100, Reno, Nevada 89501.

Participants in the Solicitation

SCAC, Force and their respective directors, managers and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of SCAC’s stockholders in connection with the business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the business combination of SCAC’s directors and officers in SCAC’s filings with the SEC, including SCAC’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021. To the extent that holdings of SCAC’s securities have changed from the amounts reported in SCAC’s Annual Report on Form 10-K, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to SCAC’s stockholders in connection with the business combination will be set forth in the Proxy Statement, which is expected to be filed by SCAC with the SEC. You may obtain free copies of these documents as described in the preceding paragraph.

Contact

Sreekanth Ravi

Chief Executive Officer

Stratim Cloud Acquisition Corp.

100 West Liberty Street, Suite 100

Reno, Nevada 89501

Telephone: (775) 318-3629

Email: sreekanth@stratimcloud.com

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